Smart Sand, Inc. Announces First Quarter 2026 Results
•1Q 2026 revenue of $93.1 million
•1Q 2026 net loss of $(3.9) million
•1Q 2026 cash flow provided by operations of $3.0 million
•1Q 2026 contribution margin $13.2 million
•1Q 2026 Adjusted EBITDA of $3.8 million
•1Q 2026 free cash flow of $0.8 million

YARDLEY, Pennsylvania, May 12, 2026 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a leading supplier of premium Northern White frac sand and industrial sand and a proppant logistics solutions provider, today announced results for the first quarter of 2026.
“Smart Sand delivered another strong quarter of operating and financial performance,” said Charles Young, Smart Sand’s Chief Executive Officer. “The first quarter was our fourth consecutive quarter with more than 1.4 million tons of sand sold, and we set a quarterly sales-volume record at just under 1.5 million tons. During the quarter, we generated positive free cash flow, and year to date through today we have returned approximately $5.7 million to shareholders through stock repurchases and dividends. During the quarter, we saw increasing sales activity in the Appalachian Basins and consistent activity in the Bakken Formation and the Montney and Duvernay shales in Canada.”

“We remain focused on being the premier provider of Northern White sand in North America,” Young continued. “Our strategic investments in our Blair, Wisconsin facility and our two terminals in Ohio are key drivers of increasing sales activity in the Utica Shale and across Canadian basins. We have positioned Smart Sand to benefit from expected long-term growth in North American natural gas demand driven by expanding LNG export capacity and increasing gas-fired power generation to support AI data center electricity needs.”

“We continue to expand our Industrial Products Solutions business, primarily through our Ottawa, Illinois facility. Industrial sales volumes in the first quarter of 2026 were consistent with the fourth quarter of 2025, and we currently expect industrial sales volumes to increase year over year,” Young said.

“In the first quarter, we successfully put our new SmartSystem design to work in the field. We believe the reconfigured design enables us to more efficiently and cost effectively meet the growing market demand for higher daily sand volumes used in oil and gas well completions. We are seeing strong customer interest in the new SmartSystem configuration. However, consistent with our focus on capital discipline, we want to see customer commitments for new systems before making incremental investments in additional SmartSystem fleets.”

“Smart Sand is committed to growing our leading Northern White sand franchise while continuing to return capital to shareholders.” said Charles Young. “We will remain true to our core operating principles of maintaining strong liquidity, prudent debt levels and positive annual cash flow. Our liquidity position is strong, with healthy cash balances and full availability under our $30 million credit facility. We expect to generate positive free cash flow in 2026, with sales volume growth in the 5% to 10% range over 2025 tons sold.”

First Quarter 2026 Highlights
In the first quarter of 2026, tons sold totaled approximately 1,492,000, compared to 1,478,000 tons in the fourth quarter of 2025 and 1,069,000 tons in the first quarter of 2025, reflecting a 1% sequential increase and a 40% year-over-year increase.
Revenues in the first quarter of 2026 were $93.1 million, compared to $86.0 million in the fourth quarter of 2025 and $65.6 million in the first quarter of 2025. The increase in revenue sequentially and year over year was primarily driven by higher sales volumes and higher average selling prices.
Cost of goods sold increased to $87.0 million for the first quarter of 2026, up from $74.8 million for the fourth quarter of 2025 and $62.8 million for the first quarter of 2025. The increase sequentially was primarily due to higher production and freight costs on similar volumes. The higher production costs, compared to the previous quarter, were primarily driven by increased drawdown and expensing of inventory to meet sales volumes levels for the first quarter 2026. The higher freight expense, compared to the fourth quarter 2025, was due primarily to the location mix of sand sales. The increase over the prior year period was primarily due to an increase in sales volumes.
Gross profit for the first quarter of 2026 was $6.1 million compared to $11.2 million in the fourth quarter of 2025 and $2.8 million in the first quarter of 2025. Gross profit decreased sequentially due to higher production and freight costs and increased over the prior year period due to the increase in sales volumes.
Operating expenses for the first quarter of 2026 were $11.0 million, down from $13.9 million for the fourth quarter of 2025 and up from $9.8 million for the first quarter of 2025. Selling, general and administrative costs were higher in the fourth quarter of 2025 due to higher wages of $2.9 million related to increased incentive compensation in the quarter and a $1.0 million payment to one of our utility providers in connection with planned growth at our Oakdale facility. Operating expenses increased from the first quarter of 2025 primarily due to increased wages and royalties associated with increased sales volumes.
Total other expenses for the first quarter of 2026 were $0.2 million, consistent with both the fourth quarter of 2025 and the first quarter of 2025.
In the first quarter of 2026, the Company recorded a net loss of $(3.9) million, or $(0.10) per basic and diluted share. The Company had net income of $1.2 million, or $0.03 per basic and diluted share, for the fourth quarter of 2025 and a net loss of $(24.2) million, or $(0.62) per basic and diluted share, for the first quarter of 2025. The fluctuations in net income are primarily driven by non-cash deferred income tax expense. Income tax expense / (benefit) often distorts the Company’s results of operations due primarily to deferred tax variances. The Company is required to record its interim period income tax expense / (benefit) in accordance with GAAP, which requires that the Company estimate its full year effective tax rate and apply that rate to the net income for the period. The Company’s effective tax rate includes modifications from the statutory rate for items such as income tax credits, tax depletion deduction, valuation allowance, and state apportionment changes, among other items. The biggest driver of the Company’s income tax expense / (benefit) is the depletion deduction calculation, which is not directly related to the net income of the Company. This tax deduction has an equally large effect on the Company’s income tax rate, which is the basis for the quarterly income tax expense / (benefit) calculation. The Company does not expect to be a payer of federal income tax in 2026 and expects to pay an immaterial amount of state income taxes in 2026. Because of the difference between income tax recorded on a GAAP basis and the cash taxes the Company expects to pay, the Company uses additional non-GAAP performance measures of contribution margin, Adjusted EBITDA, and free cash flow to evaluate its results of operations.
Contribution margin in the first quarter of 2026 was $13.2 million, or $8.84 per ton sold, compared to $18.0 million, or $12.18 per ton sold, in the fourth quarter of 2025 and $9.6 million, or $8.96 per ton sold, in the first quarter of 2025. Contribution margin was lower in the first quarter of 2026 compared to the fourth quarter of 2025 primarily due to increased production and logistics costs. Contribution margin was higher in the first quarter of 2026 compared to the first quarter of 2025 due to increased sales volumes and higher average selling prices.
Adjusted EBITDA was $3.8 million in the first quarter of 2026 down from $7.1 million in the fourth quarter of 2025 and up from $1.4 million in the first quarter of 2025. The decrease in Adjusted EBITDA from the fourth quarter of 2025 is due to an increase in production and logistics costs. The increase in Adjusted EBITDA from the first quarter of 2025 is primarily due to an increase in sales volumes with slightly higher average selling prices offset by an increase in production and logistics costs associated with higher sand sales.
Net cash provided by operating activities in the first quarter of 2026 was $3.0 million, compared to $22.4 million provided in the fourth quarter of 2025 and $8.7 million provided in the first quarter of 2025. Net cash provided by operating activities in the fourth quarter of 2025 included a customer prepayment for sand that was in deferred revenue as well as a $4.4 million payment received related to contractual charges for tons sold in excess of certain contractual thresholds. The revenue associated with the customer prepayment from the fourth quarter 2025 was fully recognized in the first quarter of 2026.
In the first quarter of 2026, free cash flow was $0.8 million, resulting from net cash provided by operating activities of $3.0 million and capital expenditures of $2.2 million. The Company currently projects full year 2026 capital expenditures to range between $15.0 million and $20.0 million, excluding potential investments in new terminals, and anticipates being free cash flow positive for 2026.
Liquidity
In the first quarter of 2026, the Company repurchased 343,998 shares of its common stock for $1.4 million under its share repurchase program. On October 3, 2024, the Smart Sand Board of Directors approved an eighteen month share repurchase program under which the Company may purchase up to $10.0 million of its outstanding shares of common stock (the “Prior Repurchase Program”). The Prior Repurchase Program was completed on April 2, 2026.
On February 23, 2026, the Company’s board of directors approved a share repurchase program authorizing the Company to repurchase up to $20.0 million of its outstanding shares of common stock (the “New Repurchase Program”). The New Repurchase Program took effect on April 3, 2026 after completion of the Prior Repurchase Program and will continue through April 2, 2028. The timing, manner, price, and amount of any repurchases under the New Repurchase Program will be determined at the Company’s discretion. Purchases may be effected through open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, or other means. The New Repurchase Program does not obligate the Company to acquire any particular amount of shares and the New Repurchase Program may be modified or suspended at any time at the Company’s discretion.
On April 9, 2026, the Company’s board of directors declared a special dividend of $0.10 per share of common stock, which was paid on May 5, 2026 to stockholders of record at the close of business on April 22, 2026. The dividend payment distributed approximately $3.9 million to shareholders.
The Company’s primary sources of liquidity include cash on hand, cash flow from operations, and available borrowings under the Company’s FCB ABL Credit Facility. As of March 31, 2026, cash on hand was $19.5 million and the Company had $30.0 million in undrawn availability on the FCB ABL Credit Facility.
Additional Information
Investors are invited to view the Company’s Financial Statements and Investor Presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s Chief Financial Officer, Lee Beckelman, with any specific questions.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain the Company’s current expectations about its future results, including the Company’s expectations regarding future sales. The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at the Company’s existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2026, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed by the Company with the SEC on May 12, 2026.
The reader should not place undue reliance on the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to its frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to its customers through its in-basin transloading terminals and its SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand revenue	$92,488	$85,065	$64,464
SmartSystems revenue	623	980	1,094
Total revenue	93,111	86,045	65,558
Cost of goods sold:
Sand cost of goods sold	85,842	73,714	61,673
SmartSystems cost of goods sold	1,161	1,107	1,113
Total cost of goods sold	87,003	74,821	62,786
Gross profit	6,108	11,224	2,772
Operating expenses:
Selling, general and administrative	10,709	13,085	9,243
Depreciation and amortization	569	578	619
(Gain) loss on disposal of fixed asset, net	(297)	264	(40)
Total operating expenses	10,981	13,927	9,822
Operating income	(4,873)	(2,703)	(7,050)
Other income (expenses):
Interest expense, net	(255)	(491)	(342)
Other income	96	120	129
Total other expenses, net	(159)	(371)	(213)
Loss before income tax (benefit) expense	(5,032)	(3,074)	(7,263)
Income tax (benefit) expense	(1,172)	(4,252)	16,968
Net (loss) income	$(3,860)	$1,178	$(24,231)
Net (loss) income per common share:
Basic	$(0.10)	$0.03	$(0.62)
Diluted	$(0.10)	$0.03	$(0.62)
Weighted-average number of common shares:
Basic	39,173	38,893	39,257
Diluted	39,173	40,177	39,257

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$19,454	$22,551
Accounts receivable	28,396	30,519
Unbilled receivables	121	—
Inventory	30,235	31,081
Prepaid expenses and other current assets	4,824	3,991
Total current assets	83,030	88,142
Property, plant and equipment, net	222,361	223,254
Operating lease right-of-use assets	25,382	23,471
Intangible assets, net	4,094	4,292
Other assets	798	855
Total assets	$335,665	$340,014
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,497	$9,427
Accrued expenses and other liabilities	22,820	17,544
Deferred revenue	1,041	9,838
Current portion of long-term debt	4,749	4,366
Current portion of operating lease liabilities	9,051	8,765
Total current liabilities	50,158	49,940
Long-term debt	9,156	8,657
Long-term operating lease liabilities	15,908	14,392
Deferred tax liabilities, net	3,206	4,188
Asset retirement obligations	22,760	22,472
Other non-current liabilities	359	668
Total liabilities	101,547	100,317
Commitments and contingencies
Stockholders’ equity
Common stock	38	39
Treasury stock	(20,101)	(17,393)
Additional paid-in capital	190,021	189,031
Retained earnings	64,213	68,073
Accumulated other comprehensive loss	(53)	(53)
Total stockholders’ equity	234,118	239,697
Total liabilities and stockholders’ equity	$335,665	$340,014

SMART SAND, INC.CONSOLIDATED

STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(3,860)	$1,178	$(24,231)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,528	7,406	7,299
Amortization of intangible assets	199	201	198
Loss (gain) on disposal of fixed assets	(297)	264	(40)
Amortization of deferred financing cost	64	64	46
Deferred income taxes	(982)	(2,546)	16,662
Stock-based compensation	960	864	934
Employee stock purchase plan compensation	10	5	6
Changes in assets and liabilities:
Accounts receivable	2,123	13,671	13,015
Unbilled receivables	(121)	—	2,408
Inventory	629	518	(3,265)
Prepaid expenses and other assets	(721)	(1,006)	(1,712)
Deferred revenue	(8,797)	9,838	423
Asset retirement obligation settlement	—	(92)	—
Accounts payable	1,534	209	(4,061)
Accrued and other expenses	4,774	(8,204)	1,042
Net cash provided by operating activities	3,043	22,370	8,724
Investing activities:
Purchases of property, plant and equipment	(2,201)	(1,998)	(3,536)
Proceeds from disposal of assets	—	—	1
Net cash used in investing activities	(2,201)	(1,998)	(3,535)
Financing activities:
Dividend payments to shareholders	—	(1,978)	(7)
Repayments of notes payable	(1,188)	(816)	(955)
Payments under finance leases	(61)	(59)	(58)
Proceeds from revolving credit facility	—	2,000	11,000
Repayment of revolving credit facility	—	(2,000)	(11,000)
Proceeds from equity issuance	20	—	26
Repurchase of treasury stock from restricted stock vesting	(1,238)	(49)	(336)
Repurchase of treasury stock from Repurchase Program	(1,472)	(1)	(305)
Net cash used in financing activities	(3,939)	(2,903)	(1,635)
Net (decrease) increase in cash and cash equivalents	(3,097)	17,469	3,554
Cash and cash equivalents at beginning of period	22,551	5,082	1,554
Cash and cash equivalents at end of period	$19,454	$22,551	$5,108

Non-GAAP Financial Measures
Contribution Margin

The Company also uses contribution margin, which is defined as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Management believes that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of the Company’s financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of the Company’s ability, as a combined business, to generate margin in excess of its operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, the Company’s definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands, except per ton amounts)
Revenue	$93,111	$86,045	$65,558
Cost of goods sold	87,003	74,821	62,786
Gross profit	6,108	11,224	2,772
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	7,081	6,784	6,805
Contribution margin	$13,189	$18,008	$9,577
Contribution margin per ton	$8.84	$12.18	$8.96
Total tons sold	1,492	1,478	1,069
EBITDA and Adjusted EBITDA
EBITDA is defined as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. Adjusted EBITDA is defined as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Company’s financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Company’s assets without regard to the impact of financing methods, capital structure or historical cost basis of such assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the Company’s ability to incur and service debt and fund capital expenditures;
•the Company’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods or capital structure; and

•the Company’s debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the FCB ABL Credit Facility.
Management believes that the presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing the Company’s financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in the Company’s industry, the Company’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands)
Net (loss) income	$(3,860)	$1,178	$(24,231)
Depreciation, depletion and amortization	7,439	7,166	7,205
Income tax expense (benefit) and other taxes	(1,172)	(4,252)	16,968
Interest expense	394	657	372
EBITDA	$2,801	$4,749	$314
Net (gain) loss on disposal of fixed assets	(297)	264	(40)
Equity compensation	913	784	859
Acquisition and development costs	71	1,000	—
Accretion of asset retirement obligations	288	269	293
Adjusted EBITDA	$3,776	$7,066	$1,426

Free Cash Flow
Free cash flow, which is defined as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by the Company’s management and by external users of the Company’s financial statements, such as investors and commercial banks, to measure the liquidity of its business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in the Company’s industry, the Company’s definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands)
Net cash provided by operating activities	$3,043	$22,370	$8,724
Purchases of property, plant and equipment	(2,201)	(1,998)	(3,536)
Free cash flow	$842	$20,372	$5,188

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com